Exhibit 99.1

NEWS RELEASE

Date:	November 4, 2009
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Three Part Advisors
817-310-0051

XETA Technologies Adds to Executive Leadership Team

XETA Technologies (Nasdaq:XETA), a national provider of converged communications solutions for the enterprise marketplace, announced today that Jerry Moore has joined the Company in the newly created position of Executive Director of Information Technology. In his position, Moore will be responsible for all information technology management, planning and deployment.  Moore will also assist in the development and support of the Company’s long-term strategic plans and report directly to Greg Forrest, CEO and President of XETA Technologies.

Prior to joining XETA Technologies, Moore was Chief Information Officer for Tulsa Technology Center, the oldest and largest career and technology education center in Oklahoma.  At Tulsa Technology Center, Moore directed all IT resource planning, budgeting, strategic and operational initiatives, which included more than 9,000 users and 19 locations.  An accomplished management leader, Moore was recently recognized by CIO Magazine’s list of ‘CIO Ones to Watch’.

“We are in the business of helping customers improve productivity through the use of advanced communications technologies,” said Greg Forrest. “Jerry has an impressive track record of developing and implementing large, complex, and multi-year IT projects that have delivered attractive returns on investment.  His experience and leadership will not only help improve our internal productivity, but also help to develop and deliver the right mix of productivity-enhancing products and services to our customers.”

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About XETA Technologies

XETA Technologies sells, installs and services advanced communication technologies for small, medium, and Fortune 1000 enterprise customers. The Company maintains the highest level of technical competencies with multiple vendors including Avaya, Mitel, Nortel, Hitachi and

Samsung. With a 28-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA Technologies (Nasdaq: XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.